Aflac Incorporated Form 8-K

Exhibit 99.1

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,

EPS IN LINE WITH GUIDANCE AND OBJECTIVE,

AFFIRMS 2012 OPERATING EPS TARGET,

DECLARES FIRST QUARTER CASH DIVIDEND

COLUMBUS, Georgia – January 31, 2012 – Aflac Incorporated today reported its fourth quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate, revenues rose 12.9% to $6.0 billion in the fourth quarter of 2011, compared with $5.3 billion in the fourth quarter of 2010. Net earnings were $546 million, or $1.17 per diluted share, compared with $437 million, or $.92 per share, a year ago.

Net earnings in the fourth quarter of 2011 included after-tax realized investment losses, net of realized investment gains, of $145 million, or $.31 per diluted share, compared with net after-tax losses of $191 million, or $.41 per diluted share, a year ago. After-tax realized investment losses in the quarter were $522 million, or $1.12 per diluted share, and primarily resulted from the impairment of several securities. The impairment charges reflect enhancements to the company’s investment strategy to improve diversification and credit profile by reducing our exposure to Europe through opportunistic investment transactions. After-tax realized investment gains from securities transactions in the quarter were $355 million, or $.76 per diluted share. The realized investment gains were primarily generated by the sale of the company’s remaining holdings of U.S. Treasury strips and various Japanese Government bonds (JGBs) that were part of a swap program. The company also realized an after-tax gain of $22 million, or $.05 per diluted share, associated with foreign exchange and passive derivative activities.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac’s derivative activities, which are primarily passive in nature, include foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the fourth quarter were $691 million, compared with $628 million in the fourth quarter of 2010. Operating earnings per diluted share rose 11.3% to $1.48 in the quarter, compared with $1.33 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.06 during the fourth quarter. Excluding the impact from the stronger yen, operating earnings per share increased 6.8%.

Results for the full year also benefited from the stronger yen. Total revenues were up 6.9% to $22.2 billion, compared with $20.7 billion a year ago. Net earnings were $2.0 billion, or $4.18 per diluted share, compared with $2.3 billion, or $4.95 per share, in 2010. Operating earnings for the full year were $3.0 billion, or $6.33 per diluted share, compared with $2.6 billion, or $5.53 per diluted share, in 2010. Excluding the benefit of $.36 per share from the stronger yen, operating earnings per diluted share rose 8.0% for the year.

Reflecting the benefit from a stronger yen/dollar exchange rate, total investments and cash at the end of December 2011 were $103.5 billion, compared with $100.8 billion at September 30, 2011.

In the fourth quarter, Aflac repurchased ..9 million shares of its common stock, bringing the total number of shares repurchased for the year to 6.0 million. At the end of December, the company had 24.4 million shares available for purchase under its share repurchase authorization.

Shareholders’ equity was $13.5 billion at December 31, 2011, compared with $12.7 billion at September 30, 2011. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $1.2 billion, compared with a net unrealized gain of $708 million at the end of September 2011. Shareholders’ equity per share was $28.96 at December 31, 2011, compared with $27.25 per share at September 30, 2011. The annualized return on average shareholders’ equity in the fourth quarter was 16.6%. On an operating basis (excluding realized investment losses and the impact of derivative gains/losses on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 22.7% for the fourth quarter.

On January 1, 2012, the company adopted Accounting Standards Update 2010-26 (previously referred to as EITF 09-G), an accounting standard that amends accounting for costs associated with acquiring or renewing insurance contracts (deferred acquisition costs, or DAC). These amended accounting rules are intended to address the diversity in practice regarding which costs qualify as deferred acquisition costs. The retrospective adoption of this accounting standard will result in an estimated after-tax cumulative charge to the company’s retained earnings of $400 million to $500 million, or 3.6% to 4.5% of shareholder’s equity as of December 31, 2010. The company currently estimates the adoption of this accounting standard will result in an immaterial impact in net income in 2011 and 2012 and for all preceding years impacted by the retrospective adoption. This accounting standard is not applicable to the company’s statutory reporting, nor will it impact the company’s risk-based capital or holding company liquidity position.

AFLAC JAPAN

Aflac Japan’s total revenues in yen were up 6.0% in the fourth quarter of 2011. Premium income in yen rose 6.3%, and net investment income increased 3.2%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 33% of Aflac Japan’s fourth quarter investment income was dollar-denominated. The pretax operating profit margin increased from the fourth quarter of 2010, rising from 18.6% to 19.0%, and pretax operating earnings in yen increased 8.0%. For the year, premium income in yen increased 5.4%, and net investment income declined .4%. Total revenues in yen were up 4.5%, and pretax operating earnings grew 6.8%.

The average yen/dollar exchange rate in the fourth quarter of 2011 was 77.35, or 6.8% stronger than the average rate of 82.58 in the fourth quarter of 2010. For the full year of 2011, the average exchange rate was 79.73, or 10.0% stronger than the rate of 87.69 a year ago. Aflac Japan’s growth rates in dollar terms for both the fourth quarter and the full year were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 13.5% to $4.1 billion in the fourth quarter. Net investment income was up 10.2% to $708 million. Total revenues increased 13.1% to $4.9 billion. Pretax operating earnings rose 15.3% to $920 million. For the full year, premium income was $15.6 billion, or 15.8% higher than a year ago. Net investment income rose 9.6% to $2.7 billion. Total revenues were up 14.9% to $18.4 billion. Pretax operating earnings were $3.9 billion, or 17.5% higher than a year ago.

Aflac Japan again produced significantly better-than-expected sales results. New annualized premium sales rose 31.0% to a record 48.6 billion yen in the fourth quarter of 2011. In dollar terms, new annualized premium sales were $627 million. Bank channel sales were again very strong, generating 16.5 billion yen in sales in the fourth quarter, which is an increase of 135.7% over the fourth quarter of 2010. Sales of WAYS, Aflac’s unique hybrid whole-life product, increased 218.1% over the fourth quarter of 2010. Following the March 2011 introduction of the new base cancer policy DAYS, cancer sales increased 10.2% over the fourth quarter of 2010.

For the full year, new annualized premium sales were up 18.6% to 161.0 billion yen, or $2.0 billion.

AFLAC U.S.

Aflac U.S. total revenues rose 4.0% to $1.3 billion in the fourth quarter. Premium income increased 4.1% to $1.2 billion, and net investment income was up 3.4% to $149 million. As expected, throughout 2011, particularly the fourth quarter, the company increased spending on IT and advertising initiatives to accommodate the growing business. As a result, pretax operating earnings were $198 million, a decrease of 11.8% for the quarter. For the year, total revenues were up 3.8% to $5.3 billion and premium income rose 3.4% to $4.7 billion. Net investment income increased 7.1% to $588 million. Pretax operating earnings were $917 million, a slight decrease of .8% from a year ago.

Aflac U.S. sales performed well for the fourth consecutive quarter. New sales increased 9.3% to $447 million, benefiting from strong performance generated by both the core traditional and broker sales channels. For the full year, total new sales increased 6.8% to $1.5 billion, which exceeded the Aflac U.S. sales objective for the year.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter dividend of $.33 per share is payable on March 1, 2012, to shareholders of record at the close of business on February 15, 2012.

OUTLOOK

Commenting on the company’s fourth quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Aflac had another strong year. Growth of operating earnings per diluted share was in line with our goal of an 8% increase before the impact of foreign currency. That result was also consistent with guidance we provided when we released third quarter results. We had conveyed in the third quarter that following nine months of restrained expenditures, we planned to increase spending on IT and marketing initiatives in the fourth quarter to strengthen our business, and that’s exactly what we did. I am pleased that 2011 marked the 22nd consecutive year in which we achieved our earnings objective.

“Aflac Japan gets high marks for another great quarter and year. The tremendous sales momentum they generated this quarter, largely propelled by success in selling through banks, significantly exceeded our expectations for the year and especially for the quarter. In fact, Aflac Japan’s fourth quarter production set an all-time quarterly record, which is especially remarkable considering 2011 was the year Japan was hit with the most devastating natural disaster in its history.

“We are also pleased with Aflac U.S. results for the quarter and year. It has been, and continues to be, the longstanding goal and vision of Aflac U.S. to be the leading provider of voluntary insurance in the United States, and our sales results in 2011 build on that vision. Through our efforts, we continue to expand Aflac’s potential to connect with employees at more companies, large and small, across the United States. The 2009 addition of group products to our existing portfolio has allowed us to leverage our strong brand and provide more options for customers of both our traditional and broker distribution channels. In 2011, product marketing efforts geared toward existing accounts contributed to strong sales for our veteran agents. Additionally, you’ll recall that we have been establishing and developing relationships with brokers that handle the larger-case market. While this broker initiative is still in its infancy, we are excited about the opportunity this channel presents for future growth.

“The strength of our capital ratios demonstrates our commitment to maintain financial strength on behalf of our policyholders and bondholders. As we have communicated over the past several years, sustaining a strong risk-based capital, or RBC ratio, remains a priority for us. We had conveyed that our goal was to end 2011 with an RBC ratio in the range of 400% to 500% with a target of 450%. Although we have not yet finalized our statutory financial statements, we estimate our 2011 RBC ratio will be between 480% and 520%. Additionally, we are comfortable with our solvency margin ratio and continue to apply rigorous stress testing under extreme scenarios.

“As we look ahead to 2012 sales opportunities in the United States, we expect Aflac U.S. sales to increase 3% to 8%. Following Aflac Japan’s outstanding sales growth of 18.6% last year, I think it’s reasonable to expect Aflac Japan sales will decrease within the range of down 2% to down 5% for the year.

“Looking ahead, I want to reiterate that our objective for 2012 is to increase operating earnings per diluted share 2% to 5% on a currency neutral basis. This range reflects the impact of portfolio derisking and investing significant cash flows at low interest rates. We expect the rate of earnings growth in 2013 to improve over 2012.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For five consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies and by Forbes magazine as one of America’s Best-Managed Companies in the Insurance category. In 2012,

Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the fourteenth consecutive year. Also, Fortune magazine included Aflac on its list of Most Admired Companies for the tenth time in 2011. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or aflacenespanol.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the fourth quarter of 2011 can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac’s investment holdings in the financial sector along with separate listings of the company’s sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its fourth quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Wednesday, February 1, 2012.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2011	2010	% Change

Total revenues	$5,979	$5,294	12.9%

Benefits and claims	3,700	3,263	13.4

Total acquisition and operating expenses	1,445	1,364	5.9

Earnings before income taxes	834	667	24.9

Income taxes	288	230

Net earnings	$546	$437	24.9%

Net earnings per share – basic	$1.17	$.93	25.8%

Net earnings per share – diluted	1.17	.92	27.2

Shares used to compute earnings per share (000):
Basic	465,559	469,506	(.8)%
Diluted	467,734	473,758	(1.3)

Dividends paid per share	$.33	$.30	10.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2011	2010	% Change

Total revenues	$22,171	$20,732	6.9%

Benefits and claims	13,749	12,106	13.6

Total acquisition and operating expenses	5,430	5,041	7.7

Earnings before income taxes	2,992	3,585	(16.6)

Income taxes	1,028	1,241

Net earnings	$1,964	$2,344	(16.2)%

Net earnings per share – basic	$4.21	$5.00	(15.8)%

Net earnings per share – diluted	4.18	4.95	(15.6)

Shares used to compute earnings per share (000):
Basic	466,519	469,038	(.5)%
Diluted	469,370	473,085	(.8)

Dividends paid per share	$1.23	$1.14	7.9%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2011	2010	% Change

Assets:

Total investments and cash	$103,462	$88,230	17.3%

Deferred policy acquisition costs	10,654	9,734	9.4

Other assets	2,986	3,075	(2.9)

Total assets	$117,102	$101,039	15.9%

Liabilities and shareholders’ equity:

Policy liabilities	$94,593	$82,456	14.7%

Notes payable	3,285	3,038	8.1

Other liabilities	5,718	4,489	27.4

Shareholders’ equity	13,506	11,056	22.2

Total liabilities and shareholders’ equity	$117,102	$101,039	15.9%

Shares outstanding at end of period (000)	466,310	469,661	(.7)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2011	2010	% Change

Operating earnings	$691	$628	10.0%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(168)	(235)
Impact of derivative and hedging activities	23	44

Net earnings	$546	$437	24.9%

Operating earnings per diluted share	$1.48	$1.33	11.3%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.36)	(.51)
Impact of derivative and hedging activities	.05	.10

Net earnings per diluted share	$1.17	$.92	27.2%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2011	2010	% Change

Operating earnings	$2,973	$2,618	13.6%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(850)	(273)
Impact of derivative and hedging activities	(159)	(1)

Net earnings	$1,964	$2,344	(16.2)%

Operating earnings per diluted share	$6.33	$5.53	14.5%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(1.81)	(.58)
Impact of derivative and hedging activities	(.34)	—

Net earnings per diluted share	$4.18	$4.95	(15.6)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	11.3%	5.2%

Net investment income	8.9	4.7

Total benefits and expenses	11.2	5.1

Operating earnings	10.0	5.9

Operating earnings per diluted share	11.3	6.8

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2011	Including Currency Changes	Excluding Currency Changes[2]

Premium income	12.7%	4.8%

Net investment income	9.1	3.7

Total benefits and expenses	11.9	4.2

Operating earnings	13.6	7.1

Operating earnings per diluted share	14.5	8.0

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2012 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate		Annual Operating EPS	% Growth Over 2011	Yen Impact

70		$7.02 - 7.21	10.9 - 13.9%	$.56

75		6.71 - 6.90	6.0 - 9.0	.25

79.73	*	6.46 - 6.65	2.1 - 5.1	—

80		6.45 - 6.64	1.9 - 4.9	(.01)

85		6.21 - 6.41	(1.9) - 1.1	(.25)

*	Actual 2011 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector or issuer; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, tornadoes, hurricanes, earthquakes, tsunamis, and radiological disasters; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com